Exhibit 99.1

October 23, 2003

Cass Information Systems Reports
15% Increase in 3rd Quarter 2003 Earnings

      ST. LOUIS - Cass Information Systems, Inc. (NASDAQ: CASS), the nation's leading provider of freight and utility invoice payment, rating, auditing and information services, reported third quarter earnings of 60 cents per fully diluted share, a 15% increase over the 52 cents earnings per fully diluted share reported for the third quarter of 2002. Total net income for the quarter was $2,022,000, compared to $1,774,000 in 2002.

      For the nine-month period ended Sept. 30, 2003, the company generated $1.71 fully diluted earnings per share, an 8% increase over the $1.58 fully diluted earnings per share reported for the nine-months ended September 30, 2002. Net income thus far in 2003 is $5,779,000, compared to $5,351,000 in 2002.

      Third quarter results included a 21%, or $2,864,000, increase in revenue. Payment and processing fee revenue increased $1,029,000 or 16%. The addition of new customers enabled Cass to boost utility transaction volume by 40% and transportation transaction volume by 4% in the quarter. Year-to-date, these levels have increased 36% and 9% respectively.

      Revenues also increased as a result of Cass consolidating the operating results of a software subsidiary, Government e-Management Solutions (GEMS). GEMS, which markets integrated financial, property and human resource management systems to the public sector, generated third quarter revenues of $2,221,000.

      Offsetting the boost in information revenue was a $680,000 decrease in net investment income. The continuing effects of a low interest rate environment caused the decrease. Partially offsetting the decrease in interest income were additional gains of $94,000 on the sale of securities compared to the third quarter of 2002.

      Operating expenses rose 21% in the quarter, attributable mainly to the GEMS' consolidation. Prior to Dec. 31, 2002, GEMS was accounted for as an asset held for sale and its operating results were not consolidated with those of the company. Statement of Financial Accounting Standards No.144, adopted by the company in 2002, now requires that GEMS be reclassified as an asset held and used. Consequently, Cass reclassified the entity's net assets and consolidated its operations with the parent company on Jan.1, 2003. Excluding the effect of the consolidation, third quarter operating expenses were 3% higher than those reported in the same period of 2002.

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      "We are excited at the growth in information processing activity, in utility processing transactions and in the increased dollar volume of both transportation and utility invoices," stated Lawrence A. Collett, chief executive officer and chairman of the board. "They clearly indicate the impact of new customer growth and improvement in the economy. The overall profit results for the third quarter are especially pleasing considering the continued low interest rate environment."

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except share and per share data) for the periods ended September 30, 2003 and 2002.

                                                                                  Nine            Nine
                                              Quarter          Quarter           Months          Months
                                               Ended            Ended             Ended           Ended
                                              9/30/03          9/30/02           9/30/03         9/30/02
Transportation Invoice Volume                     5,882            5,639            17,358           15,914

Transportation Dollar Volume                $ 2,208,878      $ 1,989,867       $ 6,417,046      $ 5,717,571

Utility Transaction Volume                        1,218              870             3,367            2,477

Utility Dollar Volume                       $   878,998      $   725,695       $ 2,493,073      $ 1,919,357

Payment and Processing Fees                 $     7,308      $     6,279       $    21,147      $    17,952
Software Revenue                                  2,221               --             5,871               --
Net Investment Income                             6,514            7,194            19,588           21,906
Gain (Loss) on Sales of Debt Securities              92               (2)            1,454              942
Other                                               679              479             1,835            1,368
                                            -----------      -----------       -----------      -----------
Total Revenues                              $    16,814      $    13,950       $    49,895      $    42,168

Salaries and Benefits                       $     9,274      $     7,847       $    28,026      $    23,350
Occupancy                                           447              367             1,340            1,115
Equipment                                         1,068            1,037             3,350            3,241
Other                                             3,068            2,242             8,832            6,824
                                            -----------      -----------       -----------      -----------
Total Operating Expenses                    $    13,857      $    11,493       $    41,548      $    34,530

Income before Income Taxes                  $     2,957      $     2,457       $     8,347      $     7,638

Provision for Income Taxes                  $       935      $       683       $     2,568      $     2,287

Net Income                                  $     2,022      $     1,774       $     5,779      $     5,351

Average Earning Assets                      $   576,037      $   542,929       $   548,540      $   540,941

Net Interest Margin                                4.61%            5.55%             4.96%            5.71%

Allowance for Loan Losses to Loans                 1.20%            1.25%             1.20%            1.25%

Non-performing Loans to Total Loans                 .43%             .57%              .43%             .57%

Net Loan Charge-offs to Loans                        --               --                --              .01%

Provision for Loan Losses                   $        --      $        90       $        90      $       360

Non-performing Loans                        $     1,943      $     2,533       $     1,943      $     2,533

Basic Earnings per Share                    $       .61      $       .53       $      1.73      $      1.60

Diluted Earnings per Share                  $       .60      $       .52       $      1.71      $      1.58

About Cass Information Systems

      Cass has been a leading provider of payables services and information support systems to companies throughout North America since 1956. The company pays over $10 billion annually in freight and utility invoices on behalf of its customers from processing centers in St. Louis, Mo., Columbus, Ohio and Boston, Mass. The support of its bank subsidiary, Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry.

Note to Investors

      Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company's actual results, see the company's annual report on Form 10-K for the year ended December 31, 2002.